Prudential Investment Portfolios, Inc. 10
PGIM Jennison Equity Income Fund
(formerly, Prudential Jennison Equity Income Fund)
PGIM QMA Mid-Cap Value Fund
(formerly, Prudential QMA Mid-Cap Value Fund)

AMENDMENT TO MANAGEMENT AGREEMENT

Amendment to Management Agreement made this 1st day of July 2018, between Prudential Investment Portfolios, Inc. 10 (PIP 10), on behalf of its series, PGIM Jennison Equity Income Fund and PGIM QMA Mid-Cap Value Fund, and PGIM Investments LLC (formerly, Prudential Investments LLC) (the Manager).

WHEREAS PIP 10 and the Manager have mutually agreed to revise Schedule A of the Management Agreement, in order to reduce the management fee rate pursuant to which PIP 10 compensates the Manager for the services provided by the Manager to each of PGIM Jennison Equity Income Fund and PGIM QMA Mid-Cap Value Fund under the Management Agreement;

NOW THEREFORE, the parties mutually agree as follows:

1.  Effective as of July 1, 2018, the management fee rate schedule appearing in Schedule A is hereby deleted in its entirety with respect to each of PGIM Jennison Equity Income Fund and PGIM QMA Mid-Cap Value Fund, and is replaced with the following new management fee rate schedule applicable to each of PGIM Jennison Equity Income Fund and PGIM QMA Mid-Cap Value Fund:

PGIM Jennison Equity Income Fund
0.77% of average daily net assets up to $500 million;
0.74% of average daily net assets from $500 million to $1 billion;
0.725% of average daily net assets from $1 billion to $2.5 billion;
0.70% of average daily net assets from $2.5 billion to $7.5 billion;
0.675% of average daily net assets from $7.5 billion to $10 billion
0.65% of average daily net assets over $10 billion.

PGIM QMA Mid-Cap Value Fund
0.73% up to $1 billion of average daily net assets;
0.71% of average daily net assets from $1 billion to $3 billion;
0.69% of average daily net assets from $3 billion to $5 billion;
0.67% of average daily net assets over $5 billion.

2.  The Management Agreement is unchanged in all other respects.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

PRUDENTIAL INVESTMENT PORTOLIOS, INC. 10

By: /s/ Scott E. Benjamin
       Scott E. Benjamin, Vice President

PGIM INVESTMENTS LLC

By: /s/ Stuart S. Parker
      Stuart S. Parker, President